Exhibit 99.1

Warsaw, February 16, 2005.

PRESS RELEASE

CEDC – another American company will enter Polish stock exchange

Central European Distribution Corporation (CEDC), the leading distributor and importer of alcoholic beverages in Poland, declared it had already begun works on the prospectus and would like to have its shares traded on WSE as a dual listing position. CEDC – an American holding company with its operations solely in Poland - has been listed on NASDAQ since 1998. At present, capitalization of the company is approximately PLN 1.8 billion and CEDC would become the sixth foreign company listed on the Warsaw Stock Exchange. CEDC is also participating in a tender bid for a minimum 51% of stake in Polmos Bialystok that is dedicated to a strategic investor.

CEDC was founded by Carey Family 15 years back. It specializes in distribution and import of alcohol beverages in Poland with turnover for 2004 totaling approximately USD 575 million (i.e. approximately PLN 1.80 billion). According to the initial data the net profit of the company for 2004 will reach approximately USD 21.9 million (approximately PLN 70 million). The company hires more than 2000 Polish employees and its investments in Poland have exceeded PLN 190 million so far.

“We have had our agenda to be listed on the Warsaw Stock Exchange since 1998. We are very pleased that we are starting to realize these plans on such a prestigious stock exchange as WSE. Our company is very excited about this new era as a dual listed firm in Poland. We have had a successful beginning on Nasdaq, but many of the Polish and European investors as well as Polish retail clients are not able to invest in our shares today. Therefore we have decided to bring CEDC to our domestic market. WSE is a solid market to extend our investor base as well as liquidity of the company. – said Mr. William V. Carey, President of CEDC.

“ The amount of stock to be offered is not finalized yet. It will be defined in the next 3-4 months. We consider conducting the offer in the second half of the year.” – says William V Carey, CEO of CEDC.

Since 1998 CEDC has been listed on NASDAQ, and 75% of the company’s shares belongs to individual and institutional investors, mainly financial institutions. During the last 4 years the company’s share price has increased by approximately 3300%. This way CEDC has the 8th place among over 5000 NASDAQ companies as far as the a 4-year growth of the stock price is concerned. Capitalization of the company on Nasdaq equals USD 576 million (PLN 1.8 billion, as of February 14, 2005), and the daily turnover averages approximately USD 6.2 million.

ADDITIONAL INFORMATION AVAILABLE AT:

Eliza Misiecka Rowland Communications; 607 480 222, (22) 59 39 111, e.misiecka@rowland.pl

Kinga Szkutnik Rowland Communications, 607 877 557, (22) 59 39 109, k.szkutnik@rowland.pl

Central European Distribution Corporation (CEDC) – quoted in NASDAQ – is the biggest distributor and importer of alcoholic beverages in Poland. Operational activity of CEDC is in 100% located in Poland, where the company employs over 2 000 employees. CEDC estimates in 2004 net sales of 575 mln USD as well as operational profit of 27,1 mln USD and net profit of 21,9 mln USD. CEDC Group consists of 15 operational ventures; while only the mother company, CEDC, is registered in USA, the rest of the group – in Poland. CEDC operates through 13 regional offices and 78 distributors. CEDC delivers about 900 alcoholic brands to over 37 000 customers in Poland. The CEDC offer includes Polish vodkas and such brands as: Johnnie Walker, Stock Brandy, Jose Cuervo Tequila, Sutter Home, Torres, wines Mondavi i Concha y Toro, Corona, Beck’s, Foster’s, Grolsch, Budweiser Budvar and Guiness beer.

www.cedc.pl. www.ced-c.com

ADDITIONAL INFORMATION AVAILABLE AT:

Eliza Misiecka Rowland Communications; 607 480 222, (22) 59 39 111, e.misiecka@rowland.pl

Kinga Szkutnik Rowland Communications, 607 877 557, (22) 59 39 109, k.szkutnik@rowland.pl